                                                                    EXHIBIT 10.1


                                November 11, 1999



Mr. James M. Ringler
Premark International, Inc.
1717 Deerfield Road
Deerfield, Illinois  60015-3978

         Re:      Letter of Understanding

Dear Mr. Ringler:

         As you know, Illinois Tool Works Inc. ("ITW") and a wholly owned subsidiary of ITW ("Merger Sub") have entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with Premark International, Inc. ("Premark") with respect to the proposed transaction (the "Transaction") whereby Merger Sub will be merged with and into Premark. I am writing to confirm how ITW will treat the Transaction for purposes of your Employment Agreement that becomes effective upon a change of control of Premark (your "Change of Control Agreement") and to briefly describe your going forward relationship with ITW. If the approach outlined in this letter is acceptable to you, please sign it and return it to John Karpan, Senior Vice President, Human Resources, prior to November 12, 1999. An additional copy of this letter is enclosed for your files.

         ITW acknowledges that the Transaction will result in circumstances constituting "Good Reason" under your Change of Control Agreement that will enable you to terminate employment immediately upon the closing and receive the benefits thereunder. However, in order to encourage continuity following the closing, ITW will pay you, or cause Premark to pay you, $4,000,000 on or as soon as practicable following the closing of the Transaction. This payment is in lieu of the amounts that would be due you under Section 6(a)(i) of your Change of Control Agreement were you to terminate your employment for Good Reason. In addition, if your employment is terminated within the first three years following the closing of the Transaction for any reason other than "cause" (as defined in your Change of Control Agreement), you will be entitled to the benefit continuation provisions under Section 6(a)(ii) of your Change of Control Agreement (including but not limited to lifetime medical benefits) except that the benefits provided shall be based solely on the then existing ITW benefit programs in which you participate at that time, as they may be amended from time to time. Section 9 of your Change of Control Agreement will continue to apply to all payments received from ITW or Premark, including but not limited to payments under this letter.

         Going forward, Sections 3 through 6 of your Change of Control Agreement will no longer be in effect (except as specifically provided above) and you will be an at-will employee of

                                   Exh. 10.1-1

ITW. You have agreed, however, to continue in the employ of ITW at a minimum for such reasonable period, not in excess of one year, following the closing of the Transaction as ITW may request (the "Transition Period"). In consideration of the payments made under the preceding paragraph, you agree that should your employment be terminated during the one-year period following the closing of the Transaction, you will not be entitled to severance payments under any severance plan of ITW. However, ITW will not be entitled to, and will not attempt to, recoup from you any of the payments or benefits described in the preceding paragraph of this letter even if you terminate your employment during the Transition Period. You will be a Vice- Chairman of ITW, will have general responsibility for the operations of those units of ITW that were previously part of Premark and will report directly to me.

         Your initial base salary will be $750,000. Your annual incentive opportunities will be comparable to similarly situated employees of ITW. We will make a payment to you of $1,500,000 on or as soon as practicable following the closing of the Transaction in recognition that ITW does not maintain a long-term incentive plan similar to the plan maintained by Premark and in consideration for your agreement to continue in the employ of ITW through the Transition Period.

         You will receive total qualified and nonqualified pension benefits for your years of employment with ITW which are equal to the benefit which would be determined under the benefit formula of the ITW pension plan at the time your employment ends (a) disregarding any limitations on considered compensation or on benefits under the qualified ITW pension plan which are imposed by law, (b) recognizing your prior service with Premark for vesting and early retirement eligibility purposes, and (c) taking into account your compensation with Premark for purposes of calculating your final average compensation. In addition, provided that you are in the employ of ITW on the last day of the Transition Period, you will be credited with 10 years of benefit accrual service for your pre-Transaction service with Premark. For purposes of the preceding sentence, if your employment is terminated by ITW without "cause" (as defined in your Change of Control Agreement), you will be deemed to have been employed on the last day of the Transition Period. You will also receive years of benefit accrual service for your actual service with ITW from the closing of the Transaction forward. The foregoing amount shall not be offset by any benefits accrued prior to the closing of the Transaction with respect to your service with Premark prior to such closing, but shall be offset by the actual benefits accrued after the Transaction date under any qualified or nonqualified pension plan maintained by ITW or any of its subsidiaries including Premark.

         The terms of this letter and the Executive Noncompetition Agreement dated as of the date hereof, set forth our entire agreement as to the terms of your employment with ITW and your rights under the Change of Control Agreement provided that such terms do not preclude pooling of interests accounting for the Transaction. If it is determined that any payment pursuant thereto would preclude such accounting treatment, such payment will not be made and ITW and you agree to negotiate in good faith modified terms of employment which will not preclude such accounting treatment; provided, however, that you may in that event at your discretion elect to have your employment, and any termination thereof, governed by the terms of your Change of Control Agreement unmodified by this letter.


                                   Exh. 10.1-2

         I look forward to working with you as a member of the ITW team and expect that you will help me build ITW into an even stronger organization than it is today. If you have any questions regarding this letter, do not hesitate to call.

                                            Very truly yours,

                                            /s/ W. James Farrell

Acknowledged and agreed to                  W. James Farrell
this 11th day of November, 1999.            Chairman and Chief Executive Officer


/s/ James M. Ringler
-----------------------------
James M. Ringler


                                   Exh. 10.1-3